Exhibit 99.1

Verra Mobility Announces Appointment of Patrick J. Byrne to Board of Directors

MESA, AZ. November 2, 2020 – Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, today announced the appointment of Patrick J. Byrne to the Board of Directors, effective November 2, 2020. Mr. Byrne will serve as a member of the Company’s Audit Committee and the Chairman of the Company’s Compensation Committee. Following the nomination of Mr. Byrne, the Board will be comprised of 7 directors.

“We are pleased to welcome Patrick J. Byrne to the Board. His deep leadership expertise, combined with his significant technological and operational experience, will prove to be invaluable to Verra Mobility as we continue to grow our business and pursue our important mission of safer cities across the country and around the world,” said Jacob Kotzubei, Chairman of the Board.

Mr. Byrne, age 60, currently serves as the Chief Executive Officer of GE Digital, the software division of General Electric Company.  He previously served as the Senior Vice President of Fortive Corporation from July 2016 to June 2019, when Danaher Corporation (“Danaher”), where Mr. Byrne previously served as the Chief Technical Officer, completed the separation of its Test Measurement and Industrial Technologies segments. Mr. Byrne previously served as an independent director of Micron Technology, Inc. (“Micron”) from January 2011 to January 2020, including as a member of Micron’s Audit Committee from 2019 to 2020. Mr. Byrne also served as President of Tektronix, a subsidiary of Danaher, from July 2014 to July 2016. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley and an MS in Electrical Engineering from Stanford University.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through connectivity with more than 50 individual tolling authorities and more than 400 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

Investor Contact:

Marc P. Griffin

ICR, Inc., for Verra Mobility

646-277-1290

IR@verramobility.com